Exhibit 10.1
Agreement and Plan of Merger dated March 13, 2013

AGREEMENT AND PLAN OF MERGER

by and among

QAR INDUSTRIES, INC.

ANTENNA PRODUCTS ACQUISITION CORP.

and

PHAZAR CORP.

Dated as of March 13, 2013

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		20

4.1	Organization, Standing and Power	20
4.2	Authority; No Violation	21
4.3	Consents and Approvals	21
4.4	Merger Sub	22
4.5	Financial Ability	22
4.6	Representations Not Misleading	22

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		22

5.1	Conduct of Businesses by the Company Prior to the Effective Time	22
5.2	Company Forbearances	22
5.3	Parent Forbearances	24

ARTICLE VI ADDITIONAL AGREEMENTS		25

6.1	Consents and Approvals	25
6.2	Access to Information	25
6.3	SEC Filings and Stockholder Approval	26
6.4	Employee Matters	27
6.5	No Solicitation	27
6.6	Notification of Certain Matters	28
6.7	Correction of Information	29
6.8	Section 16 Matters	29
6.9	Governance Matters	29
6.10	SEC Reports	29
6.11	De-Listing and De-Registration	29

ARTICLE VII CONDITIONS PRECEDENT		29

7.1	Conditions to Each Party’s Obligation To Effect the Merger	29
7.2	Conditions to Obligations of Parent and Merger Sub	30
7.3	Conditions to Obligations of the Company	30

ARTICLE VIII TERMINATION AND AMENDMENT		31

8.1	Termination	31
8.2	Effect of Termination	32
8.3	Fees and Expenses	32
8.4	Termination Fee	32
8.5	Amendment	33
8.6	Extension; Waiver	33

ARTICLE IX GENERAL PROVISIONS		34

9.1	Nonsurvival of Representations, Warranties and Agreements	34
9.2	Notices	34
9.3	Interpretation	35
9.4	Counterparts	35
9.5	Entire Agreement	35
9.6	Governing Law; Jurisdiction	35
9.7	Publicity	36
9.8	Assignment; No Third Party Beneficiaries	36
9.9	Specific Performance	36
9.10	Disclosure Schedule	36

INDEX OF EXHIBITS

Exhibit A	Form of Voting Agreement

INDEX OF DEFINED TERMS

Definition	Section
Acquisition Proposal	6.5(c)
Action	3.14
Agreement	Preamble
Bankruptcy and Equity Exception	3.3(a)
Book-Entry Share	1.4(e)
Cancelled Shares	1.4(d)
Certificate	1.4(e)
Certificate of Merger	1.2
Change in Recommendation	6.3(b)
Closing	1.2
Closing Date	1.2
Code	2.2(c)
Company	Preamble
Company Benefit Plans	6.4(c)
Company Board Recommendation	6.3(b)
Company Bylaws	3.1(b)
Company Certificate	3.1(b)
Company Common Stock	Recitals
Company Financial Statements	3.6(a)
Company Insurance Policies	3.19
Company Material Adverse Effect	3.8(a)
Company Material Contract	3.10(a)
Company Options	1.7
Company Stockholder Approval	3.3(a)
Concorde	Recitals
Company Stockholders Meeting	3.4(a)
Controlled Group Liability	3.12(b)
DGCL	Recitals
Disclosure Schedule	9.10
Dissenting Shares	1.4(g)
Dissenting Stockholders	1.4(g)
Effective Time	1.2
Environmental Laws	3.16(a)
ERISA	3.12(b)
ERISA Affiliate	3.12(d)
EPCRS	3.12(b)
Exchange Act	3.4(b)
Exchange Fund	2.1
Fitzgerald	Recitals
GAAP	3.1(c)
Governmental Entity	2.2(c)
Havener	Recitals
IRS	3.12(b)
Indebtedness	3.10(a)

Intellectual Property	3.17(b)
Investor Shares	Recitals
Investors	Recitals
Knowledge of the Company	3.9(c)
Letter of Transmittal	2.2(a)
Liens	3.2(c)
Loan	Recitals
Loan Date	Recitals
Merger	Recitals
Merger Consideration	1.4(c)
Non-Investor Stockholders	Recitals
Parent	Preamble
Paying Agent	2.1
Paying Agent Agreement	2.1
PBGC	3.12(e)
Permits	3.9(a)
Person	3.2(c)
Previously Disclosed	9.10
Proxy Statement	3.4
Rights	3.2(a)
Schedule 13E-3	3.4(a)
SEC	3.4(a)
SEC Reports	3.5
Section 8.1(e) Termination Fee	8.4(a)
Section 8.1(f) Termination Fee	8.4(b)
Section 8.1(g) Termination Fee	8.4(c)
Securities Act	3.2(a)
Subsidiary	3.1(c)
Superior Proposal	6.5(d)
Surviving Company	1.1(a)
Tax Returns	3.18(j)
Taxes	3.18(i)
Voting Agreement	Recitals
Voting Debt	3.2(a)

v

AGREEMENT AND PLAN OF MERGER, dated as of March 13, 2013 (this “Agreement”), by and among QAR Industries, Inc. a Texas corporation (“Parent”), Antenna Products Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Phazar Corp., a Delaware corporation (“Company”).

RECITALS

A.           The parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

B.           As of the date hereof, Robert E. Fitzgerald, President, Chief Executive Officer and a director of the Company (“Fitzgerald”), together Concorde Equity II, LLC, a Delaware limited liability company owned by Fitzgerald and his minor children (“Concorde” and together with Fitzgerald, the “Investors”), own in the aggregate 275,227 shares of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”).

C.           The Investors own all of the outstanding capital stock of Parent.  Concurrent with the execution of this Agreement, Investors and Parent have entered into a Rollover Agreement, dated as of the date hereof providing that, immediately prior to the Effective Time, the Investors will contribute to Parent all of the shares of Company Common Stock owned by the Investors (the “Investor Shares”), and cash in an amount equal to the aggregate Merger Consideration.

D.           The Board of Directors of the Company (other than Fitzgerald, who abstained and recused himself from all discussions relating to this Agreement and the Merger), has determined that a business combination with Parent, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the holders of Company Common Stock other than the Investors (such holders, the “Non-Investor Stockholders”), has adopted a resolution approving this Agreement and declaring its advisability and recommended that this Agreement be adopted by the Company’s stockholders.

E.           As a condition to the willingness of the Company to enter into this Agreement, concurrent with the execution of this Agreement, Parent has agreed to promptly provide the Company with a secured, non-convertible loan (the “Loan”) in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) pursuant to the terms and conditions of that certain Promissory Note to be made on the funding date of the Loan (the “Loan Date”) by Company payable to the order of Parent, as secured by that certain Security and Pledge Agreement to be executed by Company on the Loan Date.

F.           As a condition to the willingness of Parent to enter into this Agreement, Gary W. Havener (“Havener”) and Sinan Corp., a corporation wholly owned by Havener and his children,  as the owners in the aggregate of 155,550 shares of Company Common Stock as of the date hereof, have entered into a voting agreement (the “Voting Agreement”), in the form attached hereto as Exhibit A, dated as of the date hereof, pursuant to which they have agreed, among other things, to vote all of the shares of Company Common Stock owned by them in favor of the adoption of this Agreement.

G.           The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.
(a)           Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company.  The Company shall be the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Company”) and shall continue its existence as a corporation under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

(b)           Subject to the consent of the Company, which shall not be unreasonably withheld or delayed, Parent may at any time change the method of effecting the business combination contemplated hereby if and to the extent requested by Parent; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration to be received by the stockholders of the Company or (ii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.2           Closing; Effective Time.
On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Washington, D.C. time, at the offices of Silver, Freedman & Taff, L.L.P., 3299 K Street NW, Suite 100, Washington, D.C., on a date no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).  Subject to the terms and conditions of this Agreement, on or before the Closing Date, Merger Sub shall execute, and the parties shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger as provided in the DGCL (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is so filed, or such other time as may be specified in the Certificate of Merger (the “Effective Time”).

1.3           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.4           Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a)           Each share of common stock, par value $0.01 per share, of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)           Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

(c)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares), shall be converted into the right to receive One Dollar and Twenty-Five Cents ($1.25) in cash in immediately available funds, without interest, subject to adjustment in accordance with Section 1.4(f) (the “Merger Consideration”).

(d)           All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by the Company, Parent, Merger Sub or the Investors shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(e)           All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each (i)  certificate that immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Certificate”) and (ii) uncertificated share represented by book-entry that immediately prior to the Effective Time represented a share of Company Common Stock (“Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration.

(f)           If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (in each case with the consent of Parent in accordance with Section 5.2 of this Agreement), the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(g)           Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who did not vote in favor of adoption of this Agreement and who is entitled to demand, and perfects, appraisal rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Section 262 of the DGCL and this Section 1.4(g)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Company Common Stock under the DGCL.  If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 1.4(c), without any interest thereon.  The Company shall give Parent (i) prompt notice of any written notices to exercise appraisal rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ appraisal rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.1 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

1.5           Certificate of Incorporation and By-Laws of the Surviving Company.  At the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended and restated in their entirety (except for the name of the Company, which shall remain the same unless determined otherwise by Parent) to read in the forms of the certificate of incorporation and bylaws, respectively, of Merger Sub in effect immediately prior to the Effective Time and, as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended in accordance with the terms thereof and applicable law.

1.6.           Directors and Officers. Subject to applicable law, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Company at  the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Company at the Effective Time and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal.

1.7           Company Options.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Company’s 2006 Incentive Stock Option Plan and under the Company’s 2009 Equity Compensation Plan that is outstanding (whether or not vested) immediately prior to the Effective Time (collectively, the “Company Options”) and held by Persons other than Fitzgerald shall automatically be cancelled at the Effective Time and converted into the right to receive, as soon as practicable following the Effective Time, a lump sum cash payment equal to the product of (i) the number of shares subject to such Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option, less applicable tax withholding.  Each Company Option (whether vested or unvested) that is held by Fitzgerald immediately prior to the Effective Time shall automatically be cancelled at the Effective Time and no consideration shall be payable in respect thereof.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1           Paying Agent; Deposit of Merger Consideration.  As promptly as practicable after the Effective Time, Parent shall deposit, or cause to be deposited, with an entity selected by Parent and reasonably acceptable to Company (the “Paying Agent”), pursuant to an agreement entered into prior to the Closing between Parent and the Paying Agent reasonable acceptable to the Company (the “Paying Agent Agreement”), immediately available funds equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) (such funds, the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration for exchange in accordance with this Agreement.  In the event any Dissenting Shares cease to be Dissenting Shares, Parent shall deposit, or cause to be deposited, with the Paying Agent in the Exchange Fund, an amount equal to the product of (x) the Merger Consideration and (y) the number of such formerly Dissenting Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 1.4, Parent promptly shall deposit, or shall cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments.

2.2           Delivery of Merger Consideration to Stockholders.

(a)           As soon as reasonably practicable after the Effective Time, the Paying Agent shall send to each holder of record of Company Common Stock immediately prior to the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to shares represented by Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu of such Certificates) to the Paying Agent) and shall be substantially in such form and have such other provisions as shall be determined by Parent and the Paying Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificates and Book-Entry Shares in exchange for the Merger Consideration.

(b)           Upon surrender to the Paying Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed and executed Letter of Transmittal and such other documents as may customarily be required by the Paying Agent, a holder of Company Common Stock will be entitled to receive the Merger Consideration (less any applicable withholding taxes) in respect of the shares of Company Common Stock represented by such holder’s Certificate(s) or Book-Entry Shares. Until so surrendered, each such Certificate and Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with this Article II.

(c)           In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company, the Merger Consideration shall be paid in respect thereof to a Person other than the Person in whose name the shares are so registered if the Certificate (if any) formerly representing such shares of Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the shares or establish to the satisfaction of the Company that the tax has been paid or is not applicable. The Paying Agent (or, subsequent to the one-year anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from the Merger Consideration such amounts as the Paying Agent or Parent, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Paying Agent or Parent, as the case may be, and timely paid over to the appropriate governmental or regulatory authority (“Governmental Entity”), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Paying Agent or Parent, as the case may be.

(d)           After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, such shares are presented for transfer to the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(e)            Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company at the expiration of the one-year anniversary of the Effective Time may be paid to Parent. In such event, any former stockholder of the Company who has not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Paying Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g)            Subject to the terms of the Paying Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company stockholder with the procedures and instructions set forth herein and therein and (ii) the method of payment of the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed (as defined in Section 9.10), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1           Organization, Standing and Power.

(a)           Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect.

(b)           The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Certificate”) and bylaws (the “Company Bylaws”) and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any provision of the Company Certificate or the Company Bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c)           As used in this Agreement, the term “Subsidiary,” when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 6,000,000 shares of Company Common Stock of which, as of the date hereof, 2,324,537 shares are issued and outstanding, and 2,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding as of the date hereof.  As of the date hereof, the Company held -0- shares of Company Common Stock in its treasury.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in this Section 3.2, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Voting Debt or other equity securities of the Company. There are no contractual obligations of the Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries or (y) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of the Company’s capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b)           Other than 324,450 Company Options that are outstanding as of the date hereof, no other equity-based awards are outstanding as of the date hereof. The name of each holder of a Company Option, together with the date of each grant, the number of shares subject to each such stock option, the exercise price with respect to each share subject to such stock option, the vesting date(s) of unvested stock options, and the expiration dates thereof, as of the date hereof, are Previously Disclosed.

(c)            All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of the Company has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  Except for the ownership of the Company’s Subsidiaries, readily marketable securities, and the convertible notes receivable and warrants issued by Tracciare, Inc., neither the Company nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust, unincorporated organization or other entity (“Person”).

(d)           The Company does not have a dividend reinvestment plan or any stockholders rights plan, “poison pill” or similar agreement or plan.

3.3           Authority; No Violation.

(a)           The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company (excluding Fitzgerald, who abstained and recused himself from such discussions). The Board of Directors of the Company (excluding Fitzgerald, who abstained and recused himself from such discussions) has determined that this Agreement is advisable and in the best interests of the Company and the Non-Investor Stockholders and has directed that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for receipt of the affirmative vote to adopt this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)           Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated in this Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4           Consents and Approvals.

(a)           Except for (i) the filing by the Company with the Securities and Exchange Commission (the “SEC”) and clearance by the SEC of proxy material (the “Proxy Statement”) relating to a special meeting of the Company’s stockholders called to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and the filing with the SEC by the Company and the applicable Parent-affiliated Persons of a Schedule 13E-3 (the “Schedule 13E-3”) and (ii) the filing of the Certificate of Merger contemplated by Section 1.2, no consents or approvals of or filings or registrations with any Governmental Entity are necessary on the part of the Company or any of its Subsidiaries in connection with the Merger. No consents or approvals of or filings or registrations with any Governmental Entity are necessary on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement.

(b)           None of the information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of Company Stockholders Meeting, or at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made based on information supplied in writing by Parent or Merger Sub specifically for inclusion therein. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder.

3.5           SEC Reports. The Company has filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file (or furnish, as applicable) since July 1, 2011 with the SEC (“SEC Reports”).  As of their respective dates, or, if applicable, the dates such SEC Reports were amended or the information therein was revised or superseded in later-filed SEC Reports prior to the date hereof, the SEC Reports complied in all material respects with all applicable requirements of the Securities Act or Exchange Act, as the case may be, and other federal securities laws as of the applicable date and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.6           Financial Statements.

(a)           The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including all related notes and schedules) included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 3012 and December 31, 2012 (the “Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC, were prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited interim financial statements).

(b)           The Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of the Company and its Subsidiaries.

(c)           The books and records kept by Company and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable laws and accounting requirements.

3.7           Undisclosed Liabilities. Except for (a) those liabilities that are set forth on the unaudited consolidated balance sheet of the Company as of December 31, 2012, (b) liabilities under the Loan and (c) liabilities incurred since December 31, 2012 in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, have a Company Material Adverse Effect, neither Company nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the unaudited consolidated balance sheet of the Company as of December 31, 2012 if it had existed on such date.

3.8           Absence of Changes.

(a)           Since June 30, 2012, except as disclosed in the Company’s SEC Reports, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  As used in this Agreement, the term “Company Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the business, assets, results of operations, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Company Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes in GAAP, (B) changes in laws, rules or regulations of general applicability to companies in the industries in which the Company and its Subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which the Company and its Subsidiaries operate, (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally or in respect of the customers of the Company and its Subsidiaries, (E) failure to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, (F) the public disclosure of this Agreement or the Merger or the consummation of the transactions contemplated hereby, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of Parent or expressly required or permitted by this Agreement except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, assets, results of operations, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate) or (ii) the ability of the Company to timely consummate the Merger.

(b)           Since December 31, 2012, other than the Loan, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations for borrowed funds.

3.9           Compliance with Applicable Law.

(a)           The Company and each of its Subsidiaries are and, at all times since July 1, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets.  The Company and each of its Subsidiaries have in effect, and at all relevant times since July 1, 2011 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to the Company’s knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit.

(b)           Neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(c)           For purposes of this Agreement, the term “Knowledge of the Company” means to the actual knowledge of any of the following officers or directors of the Company or a Subsidiary:  Gary Havener; James Kenney; Tom Reynolds, Michael Young; Deborah A. Inzer; Richard Gilley; or Steve Schueler.

3.10           Material Contracts; Defaults.

(a)           Except as Previously Disclosed, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral, a “Company Material Contract”):

(A) that is a “material contract” within the meaning of Item 601(b)(10) of SEC Regulation S-K;

(B) that (i) obligates the Company or any of its Subsidiaries to conduct business with any Person, (ii) limits, contains language that limits or would limit in any respect the manner in which, or the localities in which, the Company or any of its Subsidiaries may conduct its business, or (iii) limits, contains language that limits or would limit in any way the ability of the Company or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of Parent or any of its affiliates to do so;

(C) that relates to (i) indebtedness for borrowed money, whether secured or unsecured (other than the Loan), (ii) obligations under conditional or installment sale or other title retention contracts relating to purchased property, (iii) capitalized lease obligations or (iv) guarantees of any of the foregoing of another Person (“Indebtedness”);

(D) that accounted for a material portion of the Company’s consolidated annual revenues for its fiscal year ended June 30, 2012 or that is expected to account for a material portion of the Company’s consolidated annual revenues for its fiscal year ending June 30, 2013 or any future year; or

(E) for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for, or that creates future payment obligations of the Company in excess of, either (i) annual payments of $5,000 or more, or (ii) aggregate payments of $15,000 or more, other than (x) contracts that can be terminated by the Company or a Company Subsidiary on thirty (30) days or less written notice at any time without penalty or premium, and (y) purchase orders submitted by the Company to its vendors in the ordinary course of business.

(b)           Neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, any counterparty or counterparties, is in breach of any Company Material Contract.

3.11           State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law, including, without limitation, Section 203 of the DGCL.

3.12           Company Benefit Plans.

(a)           With respect to each Company Benefit Plan (as defined in Section 6.4) and as Previously Disclosed, the Company has made available to Parent a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof.

(b)           (i) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and other laws; (ii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed Internal Revenue Service (“IRS”) remedial amendment period cycle, and, to the Knowledge of the Company, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any Company Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no Company Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any Company Benefit Plan, no non-exempt “prohibited transaction “ (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by the Company or any of its Subsidiaries with respect to any Company Benefit Plan that has or is expected to result in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred with respect to any Company Benefit Plan; (iv) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by the Company that any Company Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to the Company or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any Company Benefit Plan at any time within the twelve months immediately following the date hereof; (vii) the Company and its Subsidiaries have not incurred any current or projected liability under any Company Benefit Plan (or any other plan or arrangement to which the Company or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each Company Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (ix) no Company Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any Company Benefit Plan or pursuant to ERISA and the Code have been timely made and, to the extent required, all obligations in respect of each the Company Benefit Plan have been properly accrued and reflected in the Company Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c)           With respect to each Company Benefit Plan that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such Company Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d)           Neither the Company nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with the Company or Parent, as applicable, under Section 4001 of ERISA or Section 414 of the Code.

(e)           With respect to any Company Benefit Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the Knowledge of the Company, threatened (including, without limitation, any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Company Benefit Plan or any fiduciary thereof (other than rules of general applicability). With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code (x) no Company Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y) there has been no determination that any Company Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 403 of the Code or Section 303 of ERISA). None of the assets of the Company, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code and no condition exists that presents a material risk of any such Lien arising.

(f)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including, severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any Company Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, other than with respect to unvested Company Options, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of the Company or any of its Subsidiaries to (A) amend, merge or terminate any Company Benefit Plan or related trust or (B) receive a reversion of assets from any Company Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of the Company or any of its Subsidiaries, or (vii) any payments under any Company Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code. Except as otherwise provided in this Agreement, neither the Company nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any Company Benefit Plan or resulted, or will result, in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(g)           Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

3.13           Opinion. The Board of Directors of the Company has received the opinion of ValueScope, Inc. to the effect that, as of March 11, 2013, and based upon and subject to the factors and assumptions set forth therein, the fair value (as defined under FASB standards) of the Company’s Common Stock is $1.19 per Share.

3.14           Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”), whether judicial, arbitral, administrative or other, pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

3.15           Labor Matters.

(a)           There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three years. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Action asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(b)           Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

3.16           Environmental Matters.

(a)           Each of Company and its Subsidiaries is in material compliance with all local, state or federal environmental, health or safety laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“Environmental Laws”).

(b)           There are no Actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)           The Company is not subject to any agreement, order, judgment or decree by or with any court, Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2011 assessing the presence of hazardous materials located on any property owned or leased by Company or any Company Subsidiary.

3.17           Intellectual Property.

(a)           The Company and each of its Subsidiaries either owns or licenses all Intellectual Property used by it in the conduct of its businesses. Neither the Company nor any of its Subsidiaries is the licensor of Intellectual Property to any third party.  To the Knowledge of the Company, none of the Intellectual Property used by the Company or any of its Subsidiaries violates or infringes upon the intellectual property rights of any other Person.  As of the date hereof, there is no Action pending, or to the Knowledge of the Company, threatened, which challenges the rights of the Company or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

(b)           For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.18           Taxes.

(a)           All income and other material Tax Returns required to have been filed by or with respect to the Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by the Company or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Company Financial Statements or will be established in financial statements of the Company to be provided to Parent after the date hereof.  No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of the Company or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which the Company or any of its Subsidiaries may be subject. All Taxes not yet due and payable by the Company or its Subsidiaries (or any other corporation merged into or consolidated with the Company or any of its Subsidiaries) have been, in all material respects, properly accrued on the financial books and records of the Company and its Subsidiaries in accordance with GAAP. None of the Company or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among the Company and its Subsidiaries).

(b)           The Company and its Subsidiaries have complied in all material respects with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c)           As of the date of this Agreement, there are no audits, claims or controversies now pending, or to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material Tax or failure to file any Tax Return.

(d)           Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e)           No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(f)           To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder as a principal, as a material advisor or otherwise.

(g)           Except as may result from the transactions contemplated by this Agreement, none of the net operating loss carryforwards, net unrealized built-in losses, tax credits, or capital loss carryforwards for federal income tax purposes of the Company or any the Company Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code.

(h)           Neither the Company nor any of its Subsidiaries (A) is or has, since July 1, 2008, been a member of an affiliated group (other than a group the common parent of which is the Company or a the Company Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (B) has any liability for Taxes of any Person (other than the Company and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(i)           As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(j)           As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.19           Insurance. The Company and each of its Subsidiaries are presently insured as Previously Disclosed. All of the policies, bonds and other arrangements providing for the foregoing (the “Company Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no material breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by the Company or any of its Subsidiaries under any of the Company Insurance Policies or to the Knowledge of the Company, by any other party to the Company Insurance Policies. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy nor, to the Knowledge of the Company, is the termination of any such policies threatened by the insurer, and there is no material claim for coverage by the Company or any of its Subsidiaries pending under any of such Company Insurance Policies as to which coverage has been denied or disputed by the underwriters of such the Company Insurance Policies or in respect of which such underwriters have reserved their rights.

3.20           Title.

(a)           The Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all material personal property owned by them, in each case free and clear of all Liens, except for the Loan, and for Liens reflected in the Company Financial Statements and those which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. As of the date hereof, to the Knowledge of the Company, no condemnation, requisition or taking by any public authority has been threatened in writing or contemplated, and the Company has not received any written notice of any such condemnation, requisition or taking by a Governmental Entity with respect to any such property. To the Knowledge of the Company, there are no public improvements or re-zoning measures proposed or in progress that will result in special assessments against or otherwise adversely affect such property and as of the date hereof the Company has not received any written notice of any such proposed public improvements or re-zoning measures by any Governmental Entity.

(b)           Any real property and facilities held under lease by the Company or its Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company or any of its Subsidiaries. None of such real property or facilities leases will be adversely affected by the consummation of the Merger and no consents of third parties are required in order for any leases to remain in full force and effect following the Merger.

3.21           Books and Records. The corporate record books (other than stock ledgers and stock records) of the Company and its Subsidiaries are complete and accurate and reflect all meetings, consents and other actions of the boards of directors and stockholders of the Company and its Subsidiaries.   The stock ledger and stock records of the Company are complete and accurate and reflect all transactions in its capital stock.

3.22           Indemnification. To the Knowledge of the Company, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of the Company or any of its Subsidiaries has occurred which would give rise to a material claim by any such individual for indemnification from the Company or any of its Subsidiaries.

3.23           Broker’s Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to ValueScope, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Parent.

3.24           Investment Company. None of the Company or any Subsidiary of the Company is, or as of the Effective Time will be, required to register as an investment company under the Investment Company Act of 1940, as amended.

3.25           Representations Not Misleading. No representation or warranty by the Company in this Agreement, or in any document furnished to Parent or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

4.1           Organization, Standing and Power. Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

4.2           Authority; No Violation.

(a)           Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Parent and Merger Sub and no other corporate action is necessary on the part of Parent or Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)           Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the articles or certificate of incorporation or bylaws of Parent or Merger Sub or, or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Parent or Merger Sub or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which either of them or any of their respective properties or assets is bound.

4.3           Consents and Approvals.

(a)           Except for (i) the filing by the Company with and clearance by the SEC of the Proxy Statement and the filing with the SEC of the Schedule 13E-3 and (ii) the filing of the Certificate of Merger contemplated by Section 1.2, no consents or approvals of or filings or registrations with any Governmental Entity are necessary on the part of Parent or Merger Sub in connection with the Merger. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement.

(b)           None of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Stockholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion in the Schedule 13E-3 filed with the SEC will at the time of such filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.4           Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent.  Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

4.5           Financial Ability. Parent will have as of the Closing Date sufficient funds available for it to pay the Merger Consideration as contemplated hereby and to satisfy all of its other obligations under this Agreement.

4.6           Representations Not Misleading. No representation or warranty by Parent or Merger Sub in this Agreement, or in any document furnished to the Company or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Businesses by the Company Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the parties to consummate the Merger.

5.2           Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed):

(a)           Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except for issuances of shares of common stock to members of the Company’s Board of Directors for attendance at Board meetings and Board Committee meetings in accordance with past practice.

(b)           Other Securities; Indebtedness.  Except for the Loan, issue any other capital securities, Voting Debt, or other securities, debentures or subordinated notes or otherwise incur any Indebtedness.

(c)           Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to the Company or to another wholly owned Subsidiary of the Company); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.

(d)           Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of the Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) any severance in accordance with past practice to the extent Previously Disclosed and (D) changes that are required by applicable law; (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position.

(e)      Benefit Plans. Except as required by law or this Agreement, enter into, establish, adopt, modify, amend, renew, or terminate any Company Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f)      Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value.

(g)      Leases or Licenses. Enter into, modify, amend or renew (including failure to cancel any automatic renewal) any service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, except in the ordinary course of business consistent with past practice, and other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property.

(h)      Mergers and Acquisitions.  Merge or consolidate with any other Person or acquire an amount of assets or equity of any other Person (exclusive of goods purchased in the ordinary course of business consistent with past practice).

(i)      Liquidations and Reorganizations.  Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

(j)      Governing Documents. Amend its organizational documents (or similar governing documents).

(k)      Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP.

(l)      Contracts. Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, or to the extent permitted by Section 5.2(g), enter into or terminate any Company Material Contract or amend or modify in any material respect or renew any existing Company Material Contract.

(m)      Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of ten thousand dollars ($10,000) (exclusive of any amounts paid directly or reimbursed to the Company or any of its Subsidiaries under any insurance policy maintained by the Company or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to the Company and its Subsidiaries, taken as a whole.

(n)      Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of ten thousand dollars ($10,000) individually or twenty thousand dollars ($20,000) in the aggregate, except for emergency repairs or replacements.

(o)      Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(p)      Accounts Payable and Receivable.  Accelerate or delay the payment of any material accounts payable or extend or make any agreement to extend the payment terms of any accounts receivable.

(q)      Revaluation.  Revalue in any material respect any of its assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as may be consistent with GAAP.

(r)      Charitable Contributions. Make any charitable or similar contributions.

(s)      New Lines of Business. Develop, market or implement any new line of business.

(t)      Tax Matters. Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any material Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(u)      Performance of Obligations. Take any action that is likely to materially impair the Company’s ability to perform any of its obligations under this Agreement.

(v)      Commitments. Agree or commit to do any of the foregoing.

5.3           Parent Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(a)           Take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the parties to consummate the Merger.

(b)           Take any action that is likely to materially impair the ability of Parent or Merger Sub to perform any of their obligations under this Agreement.

(c)           Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Consents and Approvals. Parent and the Company shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable any and all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

6.2           Access to Information. The Company agrees to provide Parent and its representatives, from time to time prior to the Effective Time, such information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of the Company and its Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or its Subsidiaries; provided that the Company shall not be required to (or to cause any of its Subsidiaries to) provide such information or access to the extent that doing so would violate applicable law or any contract or obligation of confidentiality owing to a third party or result in the loss of attorney-client privilege, in which case the parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements.

6.3           SEC Filings and Stockholder Approval.

(a) The Company shall (i) use its commercially reasonable efforts to prepare and file the Proxy Statement with the SEC within fifteen (15) days after the execution of this Agreement (after Parent has had a reasonable opportunity to review and comment on the Proxy Statement) and the Company and the applicable Parent-affiliated Persons shall, concurrent with the filing of the Proxy Statement, jointly file the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent promptly upon receipt, (iii) as promptly as reasonable practicable, prepare and file (after Parent has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by applicable law, (iv) use its commercially reasonable efforts to have cleared by the SEC, and will thereafter mail to its stockholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders Meeting, (v) to the extent required by applicable law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting.  Parent shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement and Schedule 13E-3, including furnishing the Company upon request with any and all information regarding Parent, Merger Sub and their respective affiliates, the plans of such Persons for the Surviving Company after the Effective Time, and all other matters and information as may be required to be set forth in the Company Proxy Statement and the Schedule 13E-3 under the Exchange Act or the rules and regulations thereunder.

(b) The Company shall take all action necessary in accordance with the DGCL and the Company Certificate and Company Bylaws to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC.  The Company shall retain a proxy solicitation firm mutually acceptable to the parties to assist with the solicitation of proxies.  The Board of Directors of the Company will use reasonable best efforts to obtain from its stockholders a vote adopting this Agreement and will recommend to its stockholders that they vote in favor of the adoption of this Agreement (the “Company Board Recommendation”).  The Board of Directors shall not (nor shall any committee thereof) withdraw or modify, in any manner adverse to Parent, the Company Board Recommendation, or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Parent the Company Board Recommendation (any such action, a “Change in Recommendation”).  Notwithstanding the foregoing, if the Board of Directors of the Company (other than Fitzgerald, who shall abstain and recuse himself from any such discussions), after consultation with (and based on the advice of) counsel, determines in good faith that, because of special circumstances (it being agreed that such special circumstances will include, for purposes of this Agreement, the receipt by the Company of an Acquisition Proposal that the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal), it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then the Board of Directors of the Company may effect a Change in Recommendation; provided, however, that the Company may not effect a Change in Recommendation, or terminate this Agreement under Section 8.1(f) with respect to any such Acquisition Proposal, until after giving Parent at least five business days to respond to any such Acquisition Proposal or other circumstances giving rise to such particular proposed action (and after giving Parent notice of the latest material terms, conditions and identity of the third party in any such Acquisition Proposal or describe in reasonable detail such other circumstances) and then taking into account any amendment or modification to this Agreement proposed by Parent.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Company Stockholders Meeting.

6.4           Employee Matters.

(a)           Prior to the Effective Time, the Company shall take, and shall cause its Subsidiaries to take, any and all actions reasonably requested by Parent that may be necessary or appropriate to (i) cause one or more of the Company Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Company Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time or (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Benefit Plan for such period as may be requested by Parent. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.4(a) shall be subject to Parent’s reasonable prior review and approval, which shall not be unreasonably withheld.

(b)           Nothing in this Section 6.4 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.4 be construed to require Parent or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) to retain the employment of any particular employee of the Company or any of its Subsidiaries for any period of time following the Closing Date.

(c)           For purposes of this Agreement, “Company Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of the Company or any of its Subsidiaries entered into, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute, or with respect to which the Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any of its Subsidiaries or to any beneficiary or dependent thereof.  Information on each of the Company Benefit Plans has been Previously Disclosed.

6.5           No Solicitation.

(a)           The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will promptly (and in any event within two business days) advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal).

(b)           Notwithstanding Section 6.5(a) above, in the event the Company receives an unsolicited Acquisition Proposal and the Board of Directors of the Company (excluding Fitzgerald, who shall abstain and recuse himself from any such discussions) concludes in good faith that such Acquisition Proposal may result in a Superior Proposal the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information sufficient to allow such third party to conduct a due diligence investigation, including access to the Company’s books and records and the opportunity to conduct site visits of the Company’s plant and property, and participate in such negotiations or discussions to the extent that the Board of Directors of the Company (excluding Fitzgerald, who shall abstain and recuse himself from any such discussions) concludes in good faith (and based on the advice of counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party requiring such third party to maintain the confidentiality of such information.  The Company will keep Parent apprised of any discussions and negotiations (including the terms and conditions of the Acquisition Proposal) and any related developments on a current basis.

(c)           As used in this Agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries, or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business or assets of, the Company or any of its Subsidiaries, or any communication to the Company expressing an interest in possibly making any such offer or proposal, other than the transactions contemplated by this Agreement.

(d)           As used in this Agreement, “Superior Proposal” means a written Acquisition Proposal that the Board of Directors of the Company (excluding Fitzgerald, who shall abstain and recuse himself from any such discussions) concludes in good faith to be more favorable from a financial point of view to the Non-Investor Stockholders than the Merger, (i) after receiving the advice of its financial advisor, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

6.6           Notification of Certain Matters. Each of the parties shall give prompt written notice to the other of any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. The Company shall promptly inform Parent in writing of (a) any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect or (b) upon receiving notice of any action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.7           Correction of Information. Each of the Company and Parent shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any materiality qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.8           Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions resulting from the Merger of shares of Company Common Stock and Company Options, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9           Governance Matters. The Company shall take all reasonable action to cause, effective at the Effective Time, if requested by Parent, the resignations of such directors and officers of the Company and/or its Subsidiaries as Parent may request.

6.10           SEC Reports. During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to the Exchange Act or other federal securities laws.

6.11           De-Listing and De-Registration. The Company will use its commercially reasonable efforts to cooperate with Parent to cause the shares of Company Common Stock to be de-listed from the NASDAQ Stock Market and deregistered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           The Company Stockholder Approval shall have been obtained.

(b)           No order, injunction or decree issued by any court of competent jurisdiction or Governmental Entity or other law preventing or making illegal the consummation of the Merger shall be in effect.

7.2           Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)           The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date);  and Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company to the foregoing effect.

(b)           The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company to such effect.

(c)           From the period beginning on the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence (or, with respect to facts, events, changes, effects, developments, conditions, or occurrences existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(d)           All consents or approvals of all Persons required for or in connection with the execution, delivery and performance of this Agreement, the accuracy of the representations and warranties hereunder and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to materially and adversely impact the value of the Company to Parent.

(e)           The Company shall not be in default of the repayment terms of the Loan.

7.3           Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub to the foregoing effect.

(b)           Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub to the foregoing effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

(a)           by mutual consent of the Company and Parent in a written instrument authorized by the Boards of Directors of the Company (excluding Fitzgerald, who shall abstain and recuse himself from such discussions) and Parent;

(b)           by either the Company or Parent, if any court of competent jurisdiction or Governmental Entity shall have issued a final and non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if such adverse condition is attributable to the failure of such party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(c)           by either the Company or Parent, if the Effective Time shall not have occurred on or before July 31, 2013 unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)           by either the Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 20 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)           by Parent if (i) the Board of Directors of the Company (or any committee thereof) shall have failed to make the Company Board Recommendation or shall have made a Change in Recommendation, or (ii) the Company shall have materially breached any of the provisions set forth in Section 6.5;

(f)           by the Company prior to the adoption of this Agreement by the Company’s stockholders in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.5; provided, however, that the Company has (i) not materially breached the provisions of Section 6.3(b) or Section 6.5, and (ii) complied with its payment obligation under Section 8.4(b); or

 (g)           by either the Company or Parent, if the provisions of Section 8.1(e) are not applicable and the Company Stockholder Approval is not obtained at a duly held meeting of the stockholders or at an adjournment or postponement thereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2           Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall become void and have no effect, and none of the Company, Parent, Merger Sub, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(d), be relieved or released from any liabilities or damages arising out of its knowing and intentional material breach of any provision of this Agreement.

8.3           Fees and Expenses. Except with respect to the SEC filing fee for the Proxy Statement, the expenses of printing and mailing the Proxy Statement and Schedule 13E-3 and the fees and expenses of the proxy solicitation firm to be retained by the Company to assist with the solicitation of proxies, all of which shall be borne by the Company, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, which fees and expenses incurred by the Company, the Parent and the Investors shall be reasonable.

8.4           Termination Fee.

(a)           If this Agreement is terminated pursuant to Section 8.1(e), then the Company shall, immediately following such termination, pay Parent in same-day funds an amount equal to One Hundred Thousand Dollars ($100,000) (such amount to be paid being the “Section 8.1(e) Termination Fee”).

(b)           If this Agreement is terminated pursuant to Section 8.1(f), then the Company shall, immediately following such termination, pay Parent in same-day funds an amount equal to three percent (3%) of the aggregate transaction value of the Superior Proposal, plus the aggregate expenses incurred by the Investors and Parent in connection with this Agreement and the transactions contemplated hereby, provided that such expenses shall not exceed One Hundred Thousand Dollars ($100,000) (such amount to be paid being the “Section 8.1(f) Termination Fee”).

 (c)           If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within 270 days of such termination the Company either (A) enters into a definitive agreement with respect to such Acquisition Proposal or (B) consummates such Acquisition Proposal, the Company shall immediately pay Parent in same-day funds an amount equal to three percent (3%) of the aggregate transaction value of such Acquisition Proposal, plus the aggregate expenses incurred by the Investors and Parent in connection with this Agreement and the transactions contemplated hereby, provided that such expenses shall not exceed One Hundred Thousand Dollars ($100,000)  (such amount to be paid being the “Section 8.1(g) Termination Fee”). For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.

 (d)           The payment of the Section 8.1(e) Termination Fee, Section 8.1(f) Termination Fee or Section 8.1(g) Termination Fee, as applicable, shall fully discharge the Company from any and all liability under this Agreement and related to the transactions contemplated herein, and Parent shall not be entitled to any other relief or remedy against the Company.

(e)           Notwithstanding the foregoing, in the event that the Investors sell or agree to sell their shares of the Company Common Stock prior to the Company entering into an agreement relating to a Superior Proposal, then the Company shall not be obligated to pay Parent any Termination Fee as set forth above.

8.5           Amendment.

This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors (excluding Fitzgerald, in the case of the Company’s Board of Directors, who shall abstain and recuse himself from such discussions), at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.6           Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors (excluding Fitzgerald, in the case of the Company’s Board of Directors, who shall abstain and recuse himself from such discussions), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1           Nonsurvival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2           Notices.

All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to the Company, to:

Phazar Corp
101 S.E. 25th Avenue
Mineral Wells, Texas 76067
Attention:  Gary W. Havener, Chairman
Facsimile: (940) 325-0716

with a copy to each of the following:

Gary C. Havener, Chairman
P.O. Box 121969
Fort Worth, Texas 76121-1969
Facsimile: (817) 560-1577

Whitaker Chalk Swindle & Schwartz PLLC
301 Commerce Street, Suite 3500
Ft. Worth, Texas  76102
Attention:  John R. Fahy and Vernon E. Rew, Jr.
Facsimile: (817) 878-0501

(b)           if to Parent, to:

QAR Industries, Inc.
2204 Vaquero Estates Blvd
Westlake, Texas 76262
Attention: Robert E. Fitzgerald, President

with a copy to:

Silver, Freedman & Taff, L.L.P.
3299 K Street, Suite 100
Washington, D.C.  20007
Attention:  Craig M. Scheer, P.C.
Facsimile: (202) 337-5502

9.3           Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.4           Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.5           Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

9.6           Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in (or having within its jurisdictional area) Tarrant County, Texas.  Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.7           Publicity. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent; provided, however, that the Company may, without the prior consent of Parent (but after prior consultation with Parent to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law, rule, regulation or the listing standards of the NASDAQ Stock Market.

9.8           Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

9.9           Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.10           Disclosure Schedule. Before entry into this Agreement, each of the Company and Parent and Merger Sub delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, any items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of the Company, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) in the case of the Company, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by a party in the applicable paragraph or section of its Disclosure Schedule, or any other paragraph or section of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PHAZAR CORP.

By:	/s/ Gary W. Havener
Name:	Gary W. Havener
Title:	Chairman of the Board

QAR INDUSTRIES, INC.

By:	/s/ Robert E. Fitzgerald
Name	Robert E. Fitzgerald
Title	President

ANTENNA PRODUCTS ACQUISITION CORP.

By:	/s/ Robert E. Fitzgerald
Name	Robert E. Fitzgerald
Title	President

EXHIBIT “A”

Form Voting Agreement

VOTING AGREEMENT

March 13, 2013

QAR Industries, Inc.
101 S.E. 25th Avenue
Mineral Wells, Texas  76067

Ladies and Gentlemen:

QAR Industries, Inc. (“Parent”), Antenna Products Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), and Phazar Corp. (the “Company”) are entering into an Agreement and Plan of Merger, dated as of March 13, 2013 (the “Merger Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and (b) the stockholders of the Company other than Robert E. Fitzgerald (“Fitzgerald”) and Concorde Equity II, LLC, a limited liability company owned by Fitzgerald and his minor children, will be entitled to receive $1.25 in cash for each share of common stock of the Company held immediately prior to the Merger, as provided in the Merger Agreement.

Parent has requested, as a condition to its execution and delivery to the Company of the Merger Agreement, that each of the undersigned, Gary W. Havener (“Havener”) and Sinan Corp., a corporation wholly owned by Havener and his children, execute and deliver to Parent a voting agreement (this “Voting Agreement”).

Each of the undersigned, in order to induce Parent to execute and deliver to the Company the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a)           Agrees to be present (in person or by proxy) at all meetings of stockholders of the Company called to vote for approval or adoption of the Merger Agreement and/or the Merger and any other actions in furtherance thereof so that all shares of common stock of the Company over which the undersigned or, in the case of Havener, a member of the undersigned’s immediate family has sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares in favor of approval or adoption of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the Board of Directors of the Company) and/or the Merger and any other actions in furtherance thereof, it being understood that, in the case of Havener, as to immediate family members, he will use his reasonable efforts to cause the shares to be present and voted in accordance with the provisions above.

(b)           Agrees not to sell, transfer or otherwise dispose of any shares of common stock of the Company until after the meeting of the Company’s stockholders to vote on the Merger Agreement and/or the Merger and any other actions in furtherance thereof, except for transfers to a lineal descendant or the spouse of Havener, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Voting Agreement;

(c)           Represents that the undersigned has the capacity to enter into this Voting Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles; and

(d)           Nothing herein shall impose any obligation on Havener to take any action or omit to take any action in his capacity as a member of the Board of Directors or as an officer of the Company or any of its subsidiaries, or to interfere in any respect with the exercise of Havener’s fiduciary duties as a director or officer of the Company.  This Voting Agreement is being entered into by each of the undersigned solely in the undersigned’s capacity as a stockholder of the Company.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

Each of the undersigned intends to be legally bound hereby.

Sincerely,

/s/ Gary W. Havener
Gary W. Havener

SINAN CORP.

By: /s/ Gary W. Havener
Gary W. Havener
President